Press Release

SINCLAIR REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

BALTIMORE (November 4, 2026) - Sinclair, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and nine months ended September 30, 2026.

Highlights:
•Total Revenue increased by 16% and Total Adjusted EBITDA increased by 113% year-over-year
•Total Adjusted EBITDA of $213 million
•Political Advertising Revenue of $136 million, an increase of 55% versus 3Q22
•Full-year preliminary Political Advertising Revenue of approximately $455 million, an increase of $50 million above our prior political revenue record of $405 million in 2024 and $122 million above our prior mid-term political revenue record of $333 million in 2022
•As an update to our ongoing strategic review, we continue to evaluate various broadcast transactions and while pleased with some of the progress we have made so far, we believe opportunities still remain. We have also evaluated the separation of the Ventures portfolio through a spin-off, split-off, or other transaction, and have determined at this time not to separate Ventures in a standalone transaction. We will continue to evaluate all options that provide value creation for the Company’s stakeholders
•Increased Full Year 2026 Adjusted EBITDA guidance to a range of $825 million to $835 million

CEO Comment:
"Sinclair delivered strong third quarter results, with record mid-term political advertising revenue in both third and fourth quarters, and disciplined execution across the business. Political advertising revenue is expected to exceed our prior record year of 2024 as battleground races and the overall political environment helped drive record demand across our footprint. In addition, we have reached new network affiliation agreements with both ABC and CBS in recent weeks. Lastly, we are increasing our full year 2026 Adjusted EBITDA guidance to a range of $825 million to $835 million, which we note is higher than our 2024 Adjusted EBITDA of $816 million excluding the Diamond-related management fees received in that year."

Recent Developments:
Updated Full Year 2026 Guidance
•Increasing Total Company Adjusted EBITDA from a range of $730 million to $760 million to a range of $825 million to $835 million
•Total Company Revenue guidance increasing by $95 million at the mid-point of our new range
•Distribution and Core Advertising Revenue ranges tightened

2026 Midterm Election
•Political revenue of $136 million in the quarter is up 55% compared to the third quarter of the 2022 mid-term election cycle
•Full-year political revenue of approximately $455 million represents a record political year for Sinclair, besting the $405 million in political revenue in 2024

Balance Sheet
•Retired $25 million of B7 term loan at a discount and terminated the remainder of the B3 term loan
•Ended the third quarter with total liquidity of ~$1.4 billion consisting of cash and cash equivalents of $659 million plus undrawn revolver and accounts receivable facility capacity

Content and Distribution
•Reached network affiliation agreements with both ABC and CBS in recent weeks
•Record setting 2026 FIFA World Cup, NFL and college football audiences highlight broadcast's lynchpin position for appointment viewing
•Tennis Channel continued to grow engagement across linear, streaming, and direct-to-consumer (DTC) platforms with growth seen in DTC subscribers, as well as both distribution and core advertising revenue

Financial Results:
Consolidated Financial Results

($ in millions)	Three Months Ended			Percent Change
	September 30, 2026	June 30, 2026	September 30, 2025	QTQ	YOY
Total revenue	$893	$840	$773	6%	16%
Distribution revenue	426	444	422	(4)%	1%
Core advertising revenue	301	308	315	(2)%	(4)%
Political advertising revenue	136	59	6	131%	2167%
Other media and non-media revenue	30	29	30	3%	—%

Net income (loss) attributable to the Company	$43	$(76)	$(1)	n/m	n/m
Adjusted EBITDA(a)	$213	$149	$100	43%	113%

	Nine Months Ended		Percent Change
	September 30, 2026	September 30, 2025	YOY
Total revenue	$2,540	$2,333	9%
Distribution revenue	1,328	1,307	2%
Core advertising revenue	914	923	(1)%
Political advertising revenue	213	18	1083%
Other media and non-media revenue	85	85	—%

Net loss attributable to the Company	$(13)	$(221)	(94)%
Adjusted EBITDA(a)	$488	$315	55%
n/m - not meaningful
(a)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs. Refer to the reconciliation at the end of this press release and the Company’s website.

Segment Financial Results

Segment financial information is included in the following tables for the periods presented. The Local Media segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services, and includes multicast networks and original content. The Local Media segment assets are owned and operated by Sinclair Broadcast Group, LLC (SBG), including its wholly-owned subsidiary, Sinclair Television Group, Inc. (STG). The Tennis segment consists primarily of Tennis Channel, a cable network which includes coverage of most of tennis' top tournaments and original professional sport and tennis lifestyle shows; the Tennis Channel International subscription and streaming service; Tennis Channel streaming service; TennisChannel 2, a 24-hours a day free ad-supported streaming television channel; and Tennis.com. Other includes non-broadcast digital solutions such as Digital Remedy, technical services, and other non-media investments. The assets of the Tennis segment and Other are owned and operated by Sinclair Ventures, LLC (Ventures).

Three months ended September 30, 2026	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$373	$53	$—	$—	$426
Core advertising revenue	258	17	37	(11)	301
Political advertising revenue	135	—	1	—	136
Other media revenue	22	1	—	(1)	22
Media revenue	$789	$71	$38	$(12)	$885
Non-media revenue	—	—	8	(1)	8
Total revenue	$789	$71	$46	$(13)	$893

Media programming and production expenses	$381	$39	$—	$—	$419
Media selling, general and administrative expenses	174	16	29	(13)	207
Non-media expenses	2	—	14	—	15
Amortization of program costs	16	—	—	—	16
Corporate general and administrative expenses	24	1	1	13	38
Stock-based compensation	8	—	1	(1)	7
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	5	(1)	2	1	7
Interest expense (net)(a)	75	—	(4)	—	71
Capital expenditures	16	3	2	—	20
Distributions to (contributions from) the noncontrolling interests	2	—	—	—	2
Cash distributions from investments	—	—	—	—	—
Net cash taxes received					(1)

Net income					43
Operating income (loss)	135	10	1	(13)	134
Adjusted EBITDA(b)	205	15	5	(12)	213

Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs.

Three months ended September 30, 2025	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$370	$52	$—	$—	$422
Core advertising revenue	269	14	38	(6)	315
Political advertising revenue	6	—	—	—	6
Other media revenue	22	1	—	(1)	22
Media revenue	$667	$67	$38	$(7)	$765
Non-media revenue	—	—	10	(2)	8
Total revenue	$667	$67	$48	$(9)	$773

Media programming and production expenses	$378	$35	$—	$—	$413
Media selling, general and administrative expenses	165	15	30	(7)	203
Non-media expenses	2	—	12	(2)	12
Amortization of program costs	21	—	—	—	21
Corporate general and administrative expenses	21	1	2	16	40
Stock-based compensation	9	—	—	2	11
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	3	—	2	—	5
Interest expense (net)(a)	81	—	(5)	—	76
Capital expenditures	21	1	—	—	22
Distributions to the noncontrolling interests	3	—	—	—	3
Cash distributions from investments	—	—	2	—	2
Net cash taxes paid					3

Net income					1
Operating income	27	11	14	6	58
Adjusted EBITDA(b)	92	16	6	(14)	100

Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs.

Consolidated Balance Sheet and Cash Flow Highlights:
•Total Company debt was $4,035 million, all of which is indebtedness of STG.
•Cash and cash equivalents were $659 million, of which $170 million was STG cash and $489 million was Ventures cash. In addition, the Company had $724 million of available borrowing capacity under its revolver and undrawn capacity in our accounts receivable facility, bringing available liquidity to $1.4 billion. Leverage Metrics1 were:
◦First Out First Lien Leverage Ratio – 1.7x (Covenant <3.5x2)
◦Total Leverage Ratio – 5.1x (Covenant <7.0x)
•48,558,461 Class A common shares and 23,755,236 Class B common shares were outstanding, for a total of 72,313,697 common shares.
•In September, the Company paid a quarterly cash dividend of $0.25 per share.
•Capital expenditures for the third quarter of 2026 were $20 million.

1 Ratios as calculated and defined in STG’s bank credit agreement dated February 12, 2025.
2 The First-Out First Lien Leverage Ratio covenant in the STG Credit Agreement is only applicable if more than 35% of the first lien revolving credit facility is drawn and outstanding as of the end of the respective quarter. As of September 30, 2026, STG had no amounts outstanding under its first lien revolving credit facility.

Outlook:
The Company is updating its 2026 full year financial guidance that was announced in August in conjunction with the Company's second quarter earnings release.

Updated Guidance
For the twelve months ending December 31, 2026 ($ in millions)	Local Media	Consolidated
Total Revenue	$3,110 to 3,160	$3,530 to 3,600
Distribution Revenue	$1,525 to 1,555	$1,735 to 1,775
Core Advertising Revenue	$1,040 to 1,060	$1,220 to 1,250
Political Advertising Revenue	Approx. $455	Approx. $455

Adjusted EBITDA(a)	$805 to 815	$825 to 835

Capital expenditures		$75 to 80
Net interest expense(b)		$290 to 295
Net cash tax payments		Approx. $50

Previous Guidance as announced in August 2026
For the twelve months ending December 31, 2026 ($ in millions)	Local Media	Consolidated
Total Revenue	$3,000 to 3,120	$3,400 to 3,540
Distribution Revenue	$1,510 to 1,570	$1,720 to 1,790
Core Advertising Revenue	$1,040 to 1,090	$1,220 to 1,280
Political Advertising Revenue	At least $375	At least $375

Adjusted EBITDA(a)	$710 to 740	$730 to 760

Capital expenditures		$75 to 80
Net interest expense(b)		$290 to 295
Net cash tax payments		Approx. $50

Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs.
(b)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense and is net of interest income.

Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's third quarter 2026 results on Wednesday, November 4, 2026, at 4:30 p.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investor Relations/Events and Presentations." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 545-0523, with entry code 437861.

Sinclair, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(In millions, except share and per share data)

	As of September 30, 2026	As of December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$659	$866
Accounts receivable, net of allowance for doubtful accounts of $8 and $5, respectively	604	687
Prepaid expenses and other current assets	168	147
Total current assets	1,431	1,700
Property and equipment, net	637	655
Operating lease assets	110	110
Goodwill	2,083	2,085
Indefinite-lived intangible assets	24	149
Customer relationships, net	234	269
Other definite-lived intangible assets, net	324	264
Other assets	667	717
Total assets	$5,510	$5,949

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$482	$496
Income taxes payable	31	21
Current portion of notes payable, finance leases, and commercial bank financing	22	25
Current portion of operating lease liabilities	26	24
Current portion of program contracts payable	70	70
Other current liabilities	96	67
Total current liabilities	727	703
Notes payable, finance leases, and commercial bank financing, less current portion	4,013	4,358
Operating lease liabilities, less current portion	108	112
Program contracts payable, less current portion	6	13
Deferred tax liabilities	159	213
Other long-term liabilities	164	180
Total liabilities	5,177	5,579
Commitments and contingencies
Shareholders’ equity:
Class A Common Stock, $.01 par value, 500,000,000 shares authorized, 48,558,461 and 45,979,350 shares issued and outstanding, respectively	1	1
Class B Common Stock, $.01 par value, 140,000,000 shares authorized, 23,755,236 and 23,755,236 shares issued and outstanding, respectively, convertible into Class A Common Stock	—	—
Additional paid-in capital	648	613
Accumulated deficit	(239)	(171)
Total Sinclair shareholders’ equity	410	443
Noncontrolling interests	(77)	(73)
Total equity	333	370
Total liabilities and equity	$5,510	$5,949

Sinclair, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
REVENUE:
Media revenue	$885	$765	$2,519	$2,312
Non-media revenue	8	8	21	21
Total revenue	893	773	2,540	2,333

OPERATING EXPENSES:
Media programming and production expenses	419	413	1,255	1,251
Media selling, general and administrative expenses	207	203	638	595
Amortization of program costs	16	21	52	57
Non-media expenses	15	12	43	36
Depreciation of property and equipment	28	25	80	75
Corporate general and administrative expenses	38	40	132	137
Amortization of definite-lived intangible assets	38	37	119	108
(Gain) loss on asset dispositions and other, net	(2)	(36)	10	(19)
Total operating expenses	759	715	2,329	2,240
Operating income	134	58	211	93

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(79)	(85)	(244)	(311)
Gain on extinguishment of debt	4	—	17	6
Loss from equity method investments	(1)	(2)	(5)	(9)
Other income (expense), net	8	29	(15)	(55)
Total other expense, net	(68)	(58)	(247)	(369)
Income (loss) before income taxes	66	—	(36)	(276)
INCOME TAX (PROVISION) BENEFIT	(23)	1	23	61
NET INCOME (LOSS)	43	1	(13)	(215)
Net income attributable to the noncontrolling interests	—	(2)	—	(6)
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR	$43	$(1)	$(13)	$(221)

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR:
Basic earnings per share	$0.60	$(0.02)	$(0.19)	$(3.20)
Diluted earnings per share	$0.60	$(0.02)	$(0.19)	$(3.20)
Basic weighted average common shares outstanding (in thousands)	72,321	69,660	71,687	68,921
Diluted weighted average common and common equivalent shares outstanding (in thousands)	72,462	69,660	71,687	68,921

Sinclair, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
($ in millions)

	Nine Months Ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13)	$(215)
Adjustments to reconcile net loss to net cash flows from operating activities:
Amortization of definite-lived intangible and other assets	119	108
Depreciation of property and equipment	80	75
Amortization of program costs	52	57
Stock-based compensation	43	42
Deferred tax benefit	(54)	(98)
Loss on asset dispositions and other, net	10	26
Loss from equity method investments	5	9
Loss from investments	40	83
Distributions from investments	1	4
Gain on extinguishment of debt	(17)	(6)
Debt issuance costs	—	68
Change in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	77	12
Increase in prepaid expenses and other current assets	(47)	(18)
(Decrease) increase in accounts payable and accrued and other current liabilities	(4)	12
Net change in net income taxes payable/receivable	6	1
Decrease in program contracts payable	(56)	(55)
Other, net	(4)	(14)
Net cash flows from operating activities	238	91

CASH FLOWS USED IN INVESTING ACTIVITIES:
Acquisition of property and equipment	(55)	(55)
Acquisition of businesses, net of cash acquired	(15)	(25)
Purchases of investments	(24)	(26)
Distributions and proceeds from investments	45	13
Other, net	13	—
Net cash flows used in investing activities	(36)	(93)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Proceeds from notes payable and commercial bank financing	—	1,430
Repayments of notes payable, commercial bank financing, and finance leases	(344)	(1,420)
Dividends paid on Class A and Class B Common Stock	(55)	(52)
Debt issuance costs	—	(110)
Distributions to noncontrolling interests	(4)	(8)
Other, net	(6)	(9)
Net cash flows used in financing activities	(409)	(169)

NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(207)	(171)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, beginning of period	866	697
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, end of period	$659	$526

Adjusted EBITDA is a non-GAAP operating performance measure that management and the Company’s Board of Directors use to evaluate the Company’s operating performance and for executive compensation purposes. The Company believes that Adjusted EBITDA provides useful information to investors by allowing them to view the Company’s business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of relative operating performance.

Adjusted EBITDA is provided on a forward-looking basis under the section entitled “Outlook” above. The Company has not included a reconciliation of projected Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, income taxes. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not rely upon them for internal use or measurement of operating performance, and therefore cannot create a quantitative projected Adjusted EBITDA to net income reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to net income for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to net income for the periods presented will consist of items similar to those described in the reconciliation of historical results below. The timing and amount of any of these excluded items could significantly impact the Company’s net income for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

In addition to the reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income, the Company also discloses a reconciliation of the Adjusted EBITDA of its segments to its more directly comparable GAAP measure, segment operating income.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. Further discussions and reconciliations of the Company’s non-GAAP financial measures to their most directly comparable GAAP financial measures can be found on its website www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
($ in millions)

Reconciliation of Consolidated Sinclair, Inc. Net Income (Loss) to Consolidated Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Reconciliation of Consolidated Sinclair, Inc. Net Income (Loss) to Consolidated Adjusted EBITDA
Net income (loss)	$43	$1	$(13)	$(215)
Add: Income tax provision (benefit)	23	(1)	(23)	(61)
Add: Other expense (income), net	1	(1)	(5)	(4)
Add: Loss from equity method investments	1	2	5	9
Add: (Income) loss from other investments and impairments	(3)	(21)	40	82
Add: Gain from extinguishment of debt/insurance proceeds	(3)	—	(16)	(7)
Add: Interest expense	79	85	244	311
Less: Interest income	(6)	(7)	(20)	(22)
Less: (Gain) loss on asset dispositions and other, net	(2)	(36)	10	(19)
Add: Amortization of intangible assets & other assets	38	37	119	108
Add: Depreciation of property & equipment	28	25	80	75
Add: Stock-based compensation	7	11	46	47
Add: Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	7	5	21	11
Adjusted EBITDA	$213	$100	$488	$315

Sinclair, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
($ in millions)

Reconciliation of Segment Operating Income to Segment Adjusted EBITDA

Three months ended September 30, 2026	Local Media	Tennis	Other
Total revenue	$789	$71	$46
Media programming and production expenses	381	39	—
Media selling, general and administrative expenses	174	16	29
Depreciation and intangible amortization expenses	59	5	1
Amortization of program costs	16	—	—
Corporate general and administrative expenses	24	1	1
Non-media expenses	2	—	14
Gain on asset dispositions and other, net	(2)	—	—
Segment operating income	$135	$10	$1

Reconciliation of Segment GAAP Operating Income to Segment Adjusted EBITDA:
Segment operating income	$135	$10	$1
Depreciation and intangible amortization expenses	59	5	1
Gain on asset dispositions and other, net	(2)	—	—
Stock-based compensation	8	—	1
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	5	(1)	2
Segment Adjusted EBITDA	$205	$15	$5

Three months ended September 30, 2025	Local Media	Tennis	Other
Total revenue	$667	$67	$48
Media programming and production expenses	378	35	—
Media selling, general and administrative expenses	165	15	30
Depreciation and intangible amortization expenses	56	5	1
Amortization of program costs	21	—	—
Corporate general and administrative expenses	21	1	2
Non-media expenses	2	—	12
Gain on asset dispositions and other, net	(3)	—	(11)
Segment operating income	$27	$11	$14

Reconciliation of Segment GAAP Operating Income to Segment Adjusted EBITDA:
Segment operating income	$27	$11	$14
Depreciation and intangible amortization expenses	56	5	1
Gain on asset dispositions and other, net	(3)	—	(11)
Stock-based compensation	9	—	—
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	3	—	2
Segment Adjusted EBITDA	$92	$16	$6

Note: Certain amounts may not summarize to totals due to rounding differences.

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the rate of decline in the number of subscribers to services provided by traditional and virtual multi-channel video programming distributors (“Distributors”); the Company’s ability to generate cash to service its substantial indebtedness; the successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and Distributor affiliation agreements; the Company’s ability to identify and consummate acquisitions and investments, to manage increased financial leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the Company’s ability to compete for viewers and advertisers; pricing and demand fluctuations in local and national advertising; the appeal of the Company’s programming and volatility in programming costs; material legal, financial and reputational risks and operational disruptions resulting from a breach of the Company’s information systems; the impact of FCC and other regulatory proceedings against the Company; compliance with laws and uncertainties associated with potential changes in the regulatory environment affecting the Company’s business and growth strategy; the impact of pending and future litigation claims against the Company; the Company’s limited experience in operating or investing in non-broadcast related businesses; the outcome and timing of the strategic review process, which may be suspended or modified at any time; the possibility that the Company may decide not to undertake any transactions following the Board’s strategic review process; the Company’s inability to consummate any proposed transactions resulting from the strategic review; the potential for disruption to the Company’s business resulting from the strategic review process; potential adverse effects on the Company’s stock price from the announcement, suspension or consummation of the strategic review process and the results thereof; and any risk factors set forth in the Company’s recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Category: Financial

About Sinclair:
Sinclair, Inc. is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 178 television stations in 79 markets affiliated with all major broadcast networks; and owns Tennis Channel, the premium destination for tennis enthusiasts, and multicast networks CHARGE, Comet, ROAR and The Nest. Sinclair’s AMP Media produces a growing portfolio of digital content and original podcasts. Additional information about Sinclair can be found at www.sbgi.net.

Investor Contact:
Christopher C. King, VP, Investor Relations
(410) 568-1500

Media Contact:
Jessica Bellucci
jbellucci-c@sbgtv.com